PROSPECTUS ADDENDUM Dated March 7, 2022 Filed Pursuant to Rule 424(b)(3) Registration Statement No. 333-253432

PROSPECTUS ADDENDUM

(to Prospectus Supplements dated as of various

dates and Prospectus dated March 4, 2022)

UBS AG

Debt Securities and Warrants

UBS AG has prepared the accompanying prospectus supplements (each, a “prospectus supplement”) relating to the issuance of debt securities. For the prospectus supplements you receive, UBS AG has also prepared product supplements (each, a “product supplement” and together with the prospectus supplements, the “applicable supplement”) dated as of various dates, each of which supplements and forms part of, and is identified in the relevant prospectus supplements.

This prospectus addendum supplements the applicable supplements relating to the issuance of debt securities, each of which references a “base” prospectus dated February 24, 2021 (the “prior base prospectus”). UBS AG has now prepared a new “base” prospectus dated March 4, 2022 (the “new base prospectus”), which replaces the prior base prospectus. As a result, you should read the applicable supplements together with this prospectus addendum and the new base prospectus. When you read these documents, please note that all references to the prior base prospectus or to any sections of the prior base prospectus, should refer instead to the new base prospectus, or to the corresponding section of the new base prospectus. In addition, please note that instead of using the website links to the prior base prospectus in the applicable supplements, you should use the following website link to access the new base prospectus:

http://www.sec.gov/Archives/edgar/data/1114446/000119312522066322/d319986d424b3.htm.

In addition, please disregard the table of contents for the prior base prospectus that is provided in the applicable supplements for your securities. A table of contents for the new base prospectus is provided on page 1 of the new base prospectus.

UBS Financial Services Inc.	UBS Investment Bank
Prospectus Addendum dated March 7, 2022